Exhibit 99.1

KKR Financial Corp. Declares Quarterly Dividend

SAN FRANCISCO, CA, July 21, 2005 - KKR Financial Corp. (NYSE: KFN) announced today that its Board of Directors has declared a cash dividend for the second quarter on the company’s common stock of $0.40 per share.  The dividend of $0.40 per share is computed on a post-split basis and reflects the company’s reverse stock split which was completed on June 23, 2005.

The dividend will be payable on August 2, 2005, to stockholders of record as of the close of business on June 21, 2005. Accordingly, investors who purchased the company’s stock subsequent to June 21, 2005, including investors who purchased the company’s stock in the company’s initial public offering, will not receive the dividend.

KKR Financial Corp., an affiliate of Kohlberg Kravis Roberts & Co. L.P., is a diversified real estate investment trust and specialty finance company that invests across multiple asset classes, including residential mortgage loans and mortgage-backed securities, corporate loans and debt securities, commercial real estate loans and debt securities, and asset-backed securities. Founded in July 2004, KKR Financial has $7 billion in assets.

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CONTACT:

Investors Laurie Poggi KKR Financial (415) 315-3718	Media Roanne Kulakoff/Joseph Kuo Kekst and Company (212) 521-4837/4863